                                                                   EXHIBIT 10.80



                                                                 January 4, 2001
Mr. Howard W. Robin



Dear Howard:

     This letter shall serve to confirm the terms of employment offered to you by Ribozyme Pharmaceuticals, Inc. (the "Company") and acknowledge your acceptance of the employment on such terms as detailed below. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them on Appendix 1 hereto.

     1. Positions and Scope of Employment. As of the Commencement Date, you shall serve as President and Chief Operating Officer of the Company, provided that, subject to any prior termination in accordance with the terms hereof, on July 1, 2001, you shall resign from the position of Chief Operating Officer and assume the position of President and Chief Executive Officer. You shall render such business and professional services in the performance of your duties, consistent with your then current position within the Company, consistent with the Bylaws of the Company and (i) from the Commencement Date until June 30, 2001, as shall be reasonably assigned to you by the Chief Executive Officer of the Company, and during such period you shall report directly to the Chief Executive Officer, and (ii) from and after July 1, 2001, as shall reasonably be assigned to you by the Company's Board of Directors (the "Board"), and you shall then report directly to the Board. You shall perform your duties faithfully and to the best of your ability and shall devote your full business efforts and time to the Company. The Company agrees that you shall be nominated and elected to the Board of Directors at the next scheduled meeting of the Board to be held on March 22, 2001. For purposes hereof the "Commencement Date" shall be such date as you shall determine, in your sole discretion, to commence your employment, provided however, that in no event shall such date be later than February 1, 2001.

     2.    Compensation.

           (a) Base Salary. During the period beginning on the Commencement Date and ending on June 30, 2001, the Company shall pay to you as compensation for your services a base salary at the annualized rate of $300,000, which amount shall be increased to $325,000 (in each case, as applicable, the "Base Salary") on July 1, 2001. Your Base Salary shall be increased, effective January 1, 2002 to at least an annualized rate of $341,250 and, from and after December 31, 2002, shall be subject to annual review by the Board for appropriate upward adjustment. Your Base Salary shall be paid in accordance with the Company's normal payroll practices.

           (b) Bonus. In each year of your employment with the Company you shall be eligible to earn a bonus. The annual bonus shall be based upon attainment of reasonable and achievable goals which shall be mutually agreed upon by you and the Chief Executive Officer with respect to such goals applicable to the period from the Commencement Date through June 30, 2001, and by you and the Board with respect to such goals applicable to any period after July 1, 2001. For the period from the Commencement Date through December 31, 2001, the amount of the annual bonus which you shall be eligible to earn shall be equal to forty-five percent (45%) of your annual Base Salary in effect as of July 1, 2001, and for the period from January 1, 2002 through December 31, 2002, and for each calendar year thereafter, the amount of the annual bonus which you shall be eligible to earn shall be equal to forty-five percent (45%) of your then annual Base Salary, subject to annual review by the Board for appropriate upward adjustment. Such bonus shall be payable in a cash lump sum within thirty (30) days after the end of the calendar year with respect to which the bonus is payable.

           (c) Options. Upon the Commencement Date, the Company shall grant to you stock options to purchase 275,000 shares of the Company's common stock and, thereafter, you shall be granted stock options to purchase an additional 5,000 shares of the Company's common stock on the first day of each of February, March, April, May and June, 2001, which, in each case, shall be exercisable for a period of ten (10) years at an exercise price equal to Fair Market Value (as defined in the Company's stock option plan) of the date of the stock option grant. On January 1, 2002, the Company shall grant to you additional stock options to purchase a minimum of 60,000 shares, which shall be exercisable for a period of ten (10) years at an exercise price equal to Fair Market Value (as defined in the Company's stock option plan) of the date of the stock option grant. In subsequent years, the Company shall grant to you stock options to purchase such reasonable number of additional shares of the Company's common stock, exercisable for such period of time and at such exercise price as the Board may determine. Fifty percent (50%) of each stock option grant shall vest, annually, in arrears, over a period of four years at the rate of twenty-five percent (25%) per year (the "Time-Vested Options"), and the remaining fifty percent (50%) vesting upon the attainment of reasonable and achievable goals that shall be mutually agreed upon by you and the Board (the "Performance-Vested Options"). Each stock option grant shall be in the form of incentive stock options in the maximum amount permitted by applicable law.

           (d) Employee Benefits. During your employment with the Company, you shall be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company which shall include, without limitation, the following:

                 (i) group PPO medical and dental insurance plans (the coverage under which shall include your dependents and contain no restrictions relative to pre-existing conditions and no waiting period prior to coverage becoming effective);

                 (ii) short-term disability insurance (with a fourteen (14) day waiting period) and long-term disability insurance (with a ninety (90) day waiting period) with a benefit of at least sixty percent (60%) of predisability income up to a maximum benefit of $250,000 annually (which coverage shall contain no restrictions relative to pre-existing conditions). The Company shall use its best efforts to obtain for your benefit additional long-term disability coverage up to a maximum benefit of $250,000 annually, at your expense (but only to the extent of the premium cost for the annual benefit in excess of $72,000), at the group rates applicable to the Company (which coverage shall contain no restrictions relative to pre-existing conditions);

                 (iii) term life insurance in the amount of $250,000, with your having the right to designate the beneficiary(ies) thereof;

                 (iv) participation (eligible on the first plan entry date following the six-month anniversary of the Commencement Date) in the Company's 401(k) plan, your contributions to which may be matched by the Company with contributions of shares of its common stock if approved by the Board; provided that any such matching contributions shall vest over three
     (3) years of service;

                 (v)    participation in the Company's Flexible Spending
     Account; and

                 (vi) participation (within six (6) months after the Commencement Date) in the Company's Stock Purchase Plan, allowing purchase of shares of the Company's common stock at fifteen percent (15%) below the market price.

           The Company reserves the right to revise, add or rescind any benefits at any time for its employees generally; provided that any such permitted revision, addition or rescission of benefits by the Company shall be without prejudice to your rights provided in Section 5(d) hereof.

           (e) Vacation Days; Sick Days; Holidays. You shall be entitled to paid vacation, sick days and holidays in accordance with the Company's policies as in effect from time to time.

           (f) Expenses. The Company shall reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

     3. Loan. On the Commencement Date, the Company shall provide to you an interest-free loan in the amount of $400,000 (the "Loan"). Subject to the provisions hereof, the Company shall forgive twenty percent (20%) of the original principal amount of the Loan on the anniversary date of the Commencement Date until the Loan has been fully forgiven, provided, however, that the Loan shall be fully forgiven in the event of termination of your employment due to your death or permanent disability (as hereinafter defined). In the event that it shall be determined that any payment shall be due by you for taxes of any kind or nature relating to the forgiveness of the Loan or the imputation of interest in connection therewith ("Taxes"), the Company shall deliver to you an additional payment in an amount such that, after payment of any taxes applicable to such additional payment by the Company, the net amount available to you after payment of all such taxes shall be equal to the Taxes payable by you, together with any interest or penalties associated therewith (a "Gross-Up Payment").

     4. Relocation Expenses. The Company agrees that it shall pay or reimburse you for all reasonable out-of-pocket relocation and relocation-related expenses which may be billed directly to the Company or paid by you and submitted for reimbursement, including, without limitation, the following:

               (a) costs of services of moving companies (including packing, transportation and relocation expenses, including the transportation of automobiles);
               (b) costs associated with your search for a new residence (including, without limitation, the costs of airfare, automobile rental, meals and hotel accommodations for yourself and your immediate family);
               (c) commissions payable to brokers in connection with the sale of your current residence;
               (d) costs attendant to the sale of your current residence and the purchase of a new residence in the Boulder, Colorado area (including, without limitation, the costs of home inspections, survey, appraisal, title insurance, transfer fees, attorneys' fees, accountants' fees and closing costs);
               (e) loan origination fees (points) related to the purchase of your new residence in an amount of up to three percent (3%) of the loan amount;
               (f) costs associated with commuting from your current residence to the Company's offices (including, without limitation, the costs of airfare, automobile rental, meals and hotel accommodations for you) for a period of up to six (6) months, subject to extension upon our mutual agreement;
               (g) automobile rental charges prior to establishment of a permanent residence in Boulder, Colorado;
               (h) rent and other expenses associated with temporary housing for yourself and your immediate family for a period of up to six (6) months (which may include up to two (2) months after the purchase and closing of title on your new residence), subject to extension upon our mutual agreement; provided, however, that such period may be extended through September 15, 2001, at your option (irrespective of whether you have purchased and closed title on your new residence), for purposes of satisfying residency requirements associated with your child's school registration in the school district of your choice;
               (i) the Company agrees to make available to you upon your request an interest free bridge loan in the amount of up to $2,500,000 for a term of up to six (6) months, subject to extension upon our mutual agreement; and
               (j) payment of any duplicate mortgage loan payments and house expenses to preclude your paying for your current residence and your new residence concurrently.

     All such payments shall be subject to the Company receiving reasonably acceptable documentation evidencing the incurring of such cost, expense or fee. In the event that it shall be determined that any payment shall be due by you for taxes of any kind or nature relating to amounts paid to you or on your behalf by the Company in connection with your relocation as provided above, the Company shall deliver to you a Gross-Up Payment, except that no such Gross-Up Payment shall be payable by the Company with respect to the interest free bridge loan described in clause (i) above.

     5.    Termination.

           (a) At-Will Employment. You and the Company agree that your employment with the Company shall be "at-will" employment, that you are free to resign and, subject to the provisions hereof, the Company is free to terminate your employment at any time, without notice, procedure or formality, with or without Cause (for any reason or no reason).

           (b) Voluntary Termination; Termination for Cause. In the event that your employment with the Company is terminated voluntarily by you or for Cause by the Company, then (i) all options which have vested shall continue to be exercisable in accordance with the terms of the Company's stock option plan and applicable legal requirements; (ii) all payments of Base Salary and bonuses accrued but unpaid on the date of termination, as well as all expenses incurred to the date of termination, shall be due and payable to you immediately and all further compensation by the Company to you hereunder shall terminate as of the date of termination; (iii) the unforgiven balance of the Loan shall be repaid by you within thirty (30) days of the date of termination; and (iv) you shall be entitled to continue medical and dental insurance coverage for yourself and your dependents, at your expense, at the same level of coverage as was provided to the you under the Company's insurance plan immediately prior to the termination ("Health Care Coverage") by electing COBRA continuation coverage ("COBRA") in accordance with applicable law.

           (c) Termination upon Death or Disability. In the event that your employment with the Company is terminated as a result of your death or permanent disability then (i) all options which have vested shall continue to be exercisable in accordance with the terms of the Company's stock option plan and applicable legal requirements; (ii) the Company shall pay to you or your estate, as applicable, all payments of Base Salary and bonuses accrued but unpaid on the date of termination, as well as expenses incurred to the date of termination, immediately upon the date of termination and all further compensation by the Company to you hereunder shall terminate as of the date of termination, (iii) the Company shall forgive all amounts owed by you or your estate, as applicable, in connection with the Loan and make any necessary Gross-Up Payment; (iv) you shall be entitled to continue medical and dental insurance coverage for yourself and your dependents, at your expense, at the same level of coverage as was provided to you under the Company's Health Care Coverage by electing COBRA in accordance with applicable law. For purposes hereof, the term "permanent disability" shall mean your inability to perform your duties hereunder on account of illness, accident or other physical or mental incapacity which shall continue for a consecutive period of ninety (90) days or an aggregate of one hundred twenty (120) days in any consecutive twelve-month period.

           (d) Termination without Cause or for Good Reason. In the event that your employment with the Company is terminated by the Company without Cause or by you for Good Reason, then (i) all options which have vested shall continue to be exercisable in accordance with the terms of the Company's stock option plan and applicable legal requirements; (ii) all payments of Base Salary and bonuses accrued but unpaid on the date of termination, as well as all expenses incurred to the date of termination, shall be due and payable to you immediately; (iii) subject to the provisions of Section 6 hereof, all unvested options shall vest immediately prior to such termination of employment to the extent that such options would have vested from the last annual vesting anniversary date (or, if none has yet occurred because such termination of your employment occurs prior to the first such anniversary date, the date of grant of such stock options) through the date of termination of your employment on a monthly basis, in equal installments, at the rate of one forty-eighth (1/48) of such stock option grant per month; (iv) the Company shall forgive all amounts owed by you in connection with the Loan and make any necessary Gross-Up Payment; (v) the Company shall pay to you a severance payment, in a cash lump sum, equal to your Base Salary plus your full annual target bonus (based upon the average percentage of historical achievement applicable to the 2001 and later calendar years or, if such termination of employment shall occur either during the 2001 calendar year or by reason of a Change of Control or other Good Reason with respect to any calendar year, one hundred percent (100%) of the full target bonus for such calendar year) as follows:

          time of termination        number of months' severance payment
          --------------------------------------------------------------

          1/3/2001 - 11/30/2001                   24 months
          12/1/2001 - 6/30/2002                   18 months
          7/1/2002 and beyond                     12 months;

provided, however, that in the event that the termination is a result of a Change of Control (whether due to termination without Cause or your termination for Good Reason following a Change of Control) the amount of such severance payment shall be no less than 18 months' severance; and (vi) the Company shall be responsible for all costs relating to maintaining your Health Care Coverage for you and your dependents under COBRA for the longer of the amount of months to which the severance payment applies as set forth in subsection (d) or for so long as allowed by law.

     6. Change of Control. Notwithstanding anything to the contrary contained herein, in the event of a Change of Control of the Company, then (i) all options which have vested shall continue to be exercisable in accordance with the Company's stock option plan and applicable legal requirements; (ii) fifty percent (50%) of the unvested Time-Vested Options shall vest immediately prior to the Change of Control (it being understood and agreed that the Board may increase at any time such percentage vesting upon the occurrence of a Change of Control); (iii) the Company shall forgive all amounts owed by you in connection with the Loan and make any necessary Gross-Up Payment; (iv) to the extent that such Change of Control results in your termination, whether by the Company without Cause or by you for Good Reason, the Company shall pay to you a severance payment in accordance with the provisions of Section 5(d) above. Notwithstanding the foregoing, to the extent that the acceleration of vesting as contemplated in clause (ii) above shall cause the options to not qualify as incentive stock options under applicable tax laws, you shall be entitled to require that the Company not accelerate the vesting of all or part of your unvested stock options in such manner as shall preserve the status of the options as incentive stock options.

     7. Non-Disclosure/Invention Assignment Agreement. You agree to enter into the Company's standard Non-Disclosure and Invention Assignment Agreement upon commencing employment hereunder, in the forms of Attachment A and Attachment B hereto.

     8. Directors' and Officers' Liability Policy. You will be covered under the Company's directors' and officers' liability insurance policy, which shall provide coverage in an amount and upon terms customary to similarly situated companies. The Company shall maintain such policy throughout the duration of your employment.


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

     9. Expenses associated with this Agreement. The Company shall reimburse you for all expenses incurred by you in the preparation, review and negotiation of this Agreement, including, without limitation, reasonable attorneys' fees and accountants' fees.

     10. Indemnification. The Company agrees that if you are made a party or are threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that you are or were a director or officer of the Company or any subsidiary or affiliate of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, you shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter amended, against all damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, including reasonable attorneys' fees, accountants' fees and disbursement, incurred or suffered by you in connection therewith (including the advancement of your defense costs and expenses as and when incurred) and such indemnification shall continue as to you even if you have ceased to be an officer, director or agent and are no longer employed by the Company and shall inure to the benefit of your heirs, executors and administrators.

     11. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

     12. Notices. All notices, requests, demands and other communications provided hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:


          If to the Company:

          RIBOZYME PHARMACEUTICALS, INC.
          2950 Wilderness Place
          Boulder, Colorado 80301
          Attn:  Chairman of the Board

          If to you:

          at the last residential address known by the Company.

     13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

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     14.   Integration. This Agreement, together with the Non-Disclosure and
Invention Assignment Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     15. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws.

     16. Expiration Date. This offer set forth in this letter agreement will expire on January 5, 2001, unless you have signed this letter agreement where indicated below and returned it to the undersigned before the close of business on such date.

     Please sign this agreement and return one signed original copy to me, acknowledging your agreement with and acceptance of these terms of employment.


                                     Sincerely,

                                     RIBOZYME PHARMACEUTICALS, INC.

                                     By:  /s/ Ralph E. Christoffersen
                                          ------------------------------------
                                              Ralph E. Christoffersen, Ph.D.
                                              CEO and President

Agreed and accepted:

/s/ Howard W. Robin
--------------------------------
Howard W. Robin

Dated:  January 4, 2001


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                                                                      Appendix 1

                                  DEFINITIONS

     Cause. "Cause" is defined as (i) conviction of a felony crime involving moral turpitude, (ii) an intentional action or intentional failure to act which was performed in bad faith and to the material detriment of the Company, (iii) continued intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of the Board, (iv) willful and habitual neglect of the duties of employment, or (v) breach of the Non-Disclosure Agreement, contemplated hereunder; provided, however, that with respect to the events of "cause" described under clauses (ii) through (v) above, the Company shall have first provided to you written notice describing the nature of the event and, thereafter, provided a reasonable opportunity to cure such event, which reasonable opportunity shall in no event be less than thirty (30) days following receipt of such notice.

     Change of Control. "Change of Control" of the Company is defined as: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or (iv) when the individuals who on the date hereof constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement to effect a transaction described in clause (ii) or (iii) above), whose nomination and/or election to the Board was approved by a vote of at least a majority of the directors still in office who either were directors on the date hereof or whose election or nomination for election was previously approved, cease for any reason to constitute a majority of the Board.

     Good Reason. "Good Reason" is defined as your voluntary resignation from your employment with the Company upon the occurrence of any of the following without your express written consent: (i) the assignment to you of any duties or responsibilities inconsistent with the scope of the duties or responsibilities associated with your titles or positions or any diminution to or adverse change of your titles, positions, status or circumstances of employment; (ii) a reduction by the Company in your Base Salary or bonus target percentage or, absent a good business reason, of the facilities, benefits and perquisites available to you immediately prior to such reduction; (iii) the taking of any action by the Company which would adversely affect your participation in, or reduce your benefits under, the Company's benefit plans (including equity benefits) as of the date of execution hereof, except to the extent that the benefits of all other employees of the Company are similarly reduced; provided, that regardless of whether the Company may similarly reduce the benefits of other employees, it shall constitute Good Reason in the event the Company takes any action which would adversely affect your participation in, or adversely affect or reduce in any material aspect your benefits under, the Company's medical, dental, short-term disability and/or long-term disability benefit plans or arrangements; (iv) a relocation of your principal office to a location more than thirty (30) miles from Boulder, Colorado, except for reasonable periods of required travel on Company business;
(v) any breach by the Company of any material provision of this Agreement; (vi) the occurrence of a Change of Control, provided that your resignation occurs within the first six (6) months following the Change of Control; or (vii) any failure by the Company to obtain the assumption of this Agreement in writing by any successor or assign of the Company.


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